Exhibit 10.16

After recording, return to: Fidelity National Title Group Attn: Lori Diercks 9500 Ormsby Station Rd., #302 Louisville, KY 40223 Attn: Jeri Gehrer Loan No. 1002835

THIS MORTGAGE SECURES A NOTE WHICH PROVIDES FOR A VARIABLE INTEREST RATE

AMENDED AND RESTATED MORTGAGE
WITH ABSOLUTE ASSIGNMENT OF LEASES AND RENTS,
SECURITY AGREEMENT AND FIXTURE FILING

THE PARTIES TO THIS AMENDED AND RESTATED MORTGAGE WITH ABSOLUTE ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING ("Mortgage"), made as of January 27, 2011, are KBSII NATIONAL CITY TOWER, LLC, a Delaware limited liability company, having an address at c/o KBS Capital Advisors, 620 Newport Center Drive, Suite 1300, Newport Beach, CA 92660 ("Mortgagor") and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent for itself and certain additional lenders ("Mortgagee"), having an address and principal place of business in the county of Orange, State of California, located at Wells Fargo Bank, National Association, 2030 Main Street, Irvine, California 92614.

RECITALS

A.
Administrative Agent and Lenders (as defined in the Original Loan Agreement referenced below) previously made a loan to Mortgagor in the original principal amount of Sixty-Nine Million Dollars ($69,000,000) (the “Original National City Loan”).

B.
The Original National City Loan is evidenced by (i) a Secured Promissory Note, dated December 16, 2010, executed by Mortgagor for the benefit of Wells Fargo Bank, National Association (the “Original Note”), (ii) a Loan Agreement, dated December 16, 2010, executed by Mortgagor, Mortgagee and Lenders (the “Original Loan Agreement”) and (iii) each of the other Loan Documents (as such term is defined in the Original Loan Agreement), and secured by, among other things, a Mortgage with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated December 16, 2010, executed by Mortgagor for the benefit of Mortgagee, and recorded December 21, 2010, in Mortgage Book 12264 Page 0293 of the Office of the Clerk of Jefferson County, Kentucky, and in Fixture Filing Book 00082, Page 0843 of the aforesaid office (the “Original Mortgage”).

C.
Mortgagor, certain additional borrowers, each of which is an affiliate of the Mortgagor (“New Borrowers”, and together with Mortgagor, the “Borrowers”), Mortgagee and Lenders, have now entered into an Amended and Restated and Consolidated Loan Agreement, dated January 27, 2011 (as the same may be amended, restated or replaced from time to time, the “Loan Agreement”), whereby (i) the principal amounts of the Original National City Loan and the Original Horizon Loan (as defined in the Loan Agreement) have been consolidated and increased to an aggregate principal amount of $360,000,000, which amount may, subject to the terms and

Loan No. 1002835

conditions of the Loan Agreement, increase to a maximum principal amount of $372,000,000 (the “Loan”); and (ii) certain additional collateral has been provided for the Loan.

D.	In connection with the Loan Agreement, Mortgagor and Mortgagee now wish to enter into this Mortgage, which amends, restates and replaces the Original Mortgage.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Mortgagor and Mortgagee hereby agree as follows:

ARTICLE 1. GRANT

1.1
GRANT. For the purposes of and upon the terms and conditions in this Mortgage and to secure the full and timely payment, performance and discharge of the Secured Obligations (as herein defined), Mortgagor irrevocably GRANTS, CONVEYS, MORTGAGES, ASSIGNS, BARGAINS and SELLS and has by these presents GRANTED, CONVEYED, ASSIGNED, BARGAINED and SOLD, to Mortgagee and its successors and assigns, with power of sale and right of entry and possession, all of that real property located in the City of Louisville, County of Jefferson, Commonwealth of Kentucky, described on Exhibit A attached hereto and fully incorporated herein for all purposes, together with the Collateral (as defined in Section 4.1 below) together with all right, title, interest, and privileges of Mortgagor in and to all streets, ways, roads and alleys used in connection with or pertaining to such real property or the improvements thereon, all development rights or credits, air rights, water, water rights and water stock related to the real property, all timber, and all minerals, oil and gas, and other hydrocarbon substances in, on or under the real property, and all licenses, appurtenances, reversions, remainders, easements, rights and rights of way appurtenant or related thereto; any and all rights of Mortgagor, as a declarant, under any covenants, conditions, and restrictions now or hereafter pertaining to the real property described on Exhibit A, hereto, provided, however, that Mortgagee shall have no liability under such covenants, conditions, and restrictions unless and until Mortgagee forecloses on the real property; all buildings, other improvements and fixtures now or hereafter located on the real property, including, but not limited to, all apparatus, equipment, and appliances used in the operation or occupancy of the real property, it being intended by the parties that all such items shall be conclusively considered to be a part of the real property, whether or not attached or affixed to the real property (the "Improvements"); all interest or estate which Mortgagor may hereafter acquire in the property described above, and all additions and accretions thereto, and the proceeds of any of the foregoing; (all of the foregoing being collectively referred to as the "Subject Property"). The listing of specific rights or property shall not be interpreted as a limit of general terms; TO HAVE AND TO HOLD the Subject Property and every privilege, hereditament and appurtenance belonging or appertaining to it unto Mortgagee, its successors, substitutes in trust and its assignees, forever, and Mortgagor does hereby bind itself, its successors and assigns, to WARRANT AND FOREVER DEFEND the title to the Subject Property unto Mortgagee against every person whomsoever lawfully claiming or to claim the same or any part thereof; provided, however, that if Mortgagor shall pay (or cause to be paid) and shall perform and discharge (or cause to be performed and discharged) the Secured Obligations on or before the date same are to be paid, performed and discharged, then the liens, security interests, estates, rights and titles granted by this Mortgage shall terminate in accordance with the provisions hereof, otherwise same shall remain in full force and effect.

1.2
ADDRESS. The address of the Subject Property is: 101 South Fifth St., Louisville, Kentucky. However, neither the failure to designate an address nor any inaccuracy in the address designated shall affect the validity or priority of the lien of this Deed of Trust on the Subject Property as described on Exhibit A.

Loan No. 1002835

ARTICLE 2. OBLIGATIONS SECURED

2.1	OBLIGATIONS SECURED. Mortgagor makes this Mortgage for the purpose of securing the following obligations ("Secured Obligations"):

a.
Payment to Lenders (as defined in the Loan Agreement (as defined below) and as identified on Exhibit B attached hereto) of all sums at any time owing under one or more secured promissory notes (initially dated January 27, 2011, and maturing on January 27, 2016 (subject to extension in accordance with the Loan Agreement referenced below)) made in the aggregate principal amount of Three Hundred and Sixty Million Dollars ($360,000,000) (the “Loan”) evidencing the Loan executed by Mortgagor and certain other parties, as Borrowers, from time to time in connection with the Loan Agreement, and payable to the order of one or more Lenders, including, without limitation (i) any replacement Note executed pursuant to Section 2.15 of the Loan Agreement in connection with an increase of the Loan to a maximum principal amount of Three Hundred and Seventy-Two Million Dollars ($372,000,000) and (ii) any replacement Note executed pursuant to Section 3.4 of the Loan Agreement in connection with the joinder of additional Borrowers to the Loan Agreement (collectively, as the same may be amended, restated or replaced from time to time, the “Note”); and

b.	Payment and performance of all covenants and obligations of Mortgagor under this Mortgage; and

c.
Payment and performance of all covenants and obligations on the part of Borrowers under that certain Amended and Restated and Consolidated Loan Agreement (as the same may be amended, restated or replaced from time to time, "Loan Agreement"), dated January 27, 2011, by and among Borrowers, Mortgagee, and Lenders, the Hazardous Materials Indemnity Agreement (as defined in the Loan Agreement), and all other “Loan Documents” as defined in the Loan Agreement; and

d.	Payment and performance of all covenants and obligations, if any, of any rider attached as an Exhibit to this Mortgage; and

e.
Payment and performance of all future advances and other obligations that the then record owner of all or part of the Subject Property may agree to pay and/or perform (whether as principal, surety or guarantor) for the benefit of Mortgagee, when such future advance or obligation is evidenced by a writing which recites that it is secured by this Mortgage up to a maximum additional indebtedness of $372,000,000.00; and

f.
Payment and performance of all covenants and obligations of Borrowers (or any of them) under (i) the Existing Swap and (ii) any other Swap Agreement, which agreement is evidenced by a writing that recites it is secured by this Mortgage; and

g.
All modifications, extensions and renewals of any of the obligations secured hereby, however evidenced, including, without limitation: (i) modifications of the required principal payment dates or interest payment dates or both, as the case may be, deferring or accelerating payment dates wholly or partly; or (ii) modifications, extensions or renewals at a different rate of interest whether or not in the case of a note, the modification, extension or renewal is evidenced by a new or additional promissory note or notes.

2.2
OBLIGATIONS. The term "obligations" is used herein in its broadest and most comprehensive sense and shall be deemed to include, without limitation, all interest and charges, prepayment charges (if any), late charges and loan fees at any time accruing or assessed on any of the Secured Obligations.

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2.3
INCORPORATION. All capitalized terms not defined herein shall have the meanings given to them in the Loan Agreement. All terms of the Secured Obligations and the documents evidencing such obligations are incorporated herein by this reference. All persons who may have or acquire an interest in the Subject Property shall be deemed to have notice of the terms of the Secured Obligations and to have notice, if provided therein, that: (a) the Note or the Loan Agreement may permit borrowing, repayment and re‑borrowing so that repayments shall not reduce the amounts of the Secured Obligations; and (b) the rate of interest on one or more Secured Obligations may vary from time to time.

ARTICLE 3. ASSIGNMENT OF LEASES AND RENTS

3.1
ASSIGNMENT. Mortgagor hereby irrevocably assigns to Mortgagee all of Mortgagor's right, title and interest in, to and under: (a) all leases of the Subject Property or any portion thereof, and all other agreements of any kind relating to the use or occupancy of the Subject Property or any portion thereof, whether now existing or entered into after the date hereof ("Leases"); and (b) the rents, revenue, income, issues, deposits and profits of the Subject Property, including, without limitation, all parking income and all amounts payable and all rights and benefits accruing to Mortgagor under the Leases ("Payments"). The term "Leases" shall also include all guarantees of and security for the lessees' performance thereunder, and all amendments, extensions, renewals or modifications thereto which are permitted hereunder. This is a present and absolute assignment, not an assignment for security purposes only, and Mortgagee's right to the Leases and Payments is not contingent upon, and may be exercised without possession of, the Subject Property.

3.2
GRANT OF LICENSE. Mortgagee confers upon Mortgagor a license ("License") to collect and retain the Payments as they become due and payable, until the occurrence of a Default (as hereinafter defined). Upon a Default, the License shall be automatically revoked and Mortgagee may collect and apply the Payments pursuant to Section 6.4 without notice and without taking possession of the Subject Property. Mortgagor hereby irrevocably authorizes and directs the lessees under the Leases to rely upon and comply with any notice or demand by Mortgagee for the payment to Mortgagee of any rental or other sums which may at any time become due under the Leases, or for the performance of any of the lessees' undertakings under the Leases, and the lessees shall have no right or duty to inquire as to whether any Default has actually occurred or is then existing hereunder. Mortgagor hereby relieves the lessees from any liability to Mortgagor by reason of relying upon and complying with any such notice or demand by Mortgagee. Furthermore, upon any Default and revocation of the License as aforesaid, Mortgagee shall be entitled to receive and Mortgagor covenants to deliver immediately to Mortgagee, upon demand, any and all Payments theretofore collected by Mortgagor which remain in the possession or control of Mortgagor, whether or not commingled with other funds of Mortgagor, and to the extent such Payments have not been delivered, the Payments shall be held in trust for Mortgagee.

3.3
EFFECT OF ASSIGNMENT. The foregoing irrevocable assignment shall not cause Mortgagee to be: (a) a mortgagee in possession; (b) responsible or liable for the control, care, management or repair of the Subject Property or for performing any of the terms, agreements, undertakings, obligations, representations, warranties, covenants and conditions of the Leases; or (c) responsible or liable for any waste committed on the Subject Property by the lessees under any of the Leases or any other parties; for any dangerous or defective condition of the Subject Property; or for any negligence in the management, upkeep, repair or control of the Subject Property resulting in loss or injury or death to any lessee, licensee, employee, invitee or other person. Mortgagee shall not directly or indirectly be liable to Mortgagor or any other person as a consequence of: (i) the exercise or failure to exercise by Mortgagee, or any of its employees, agents, contractors or subcontractors, any of the rights, remedies or powers granted to Mortgagee hereunder; or (ii) the failure or refusal of Mortgagee to perform or discharge any obligation, duty or liability of Mortgagor arising under the Leases.

Loan No. 1002835

3.4
REPRESENTATIONS AND WARRANTIES. Mortgagor represents and warrants that, to the best of Mortgagor’s knowledge: (a) Mortgagor has delivered to Mortgagee a rent roll that, as of the date hereof, contains a true, accurate and complete list of all Leases; (b) all existing Leases are in full force and effect and are enforceable in accordance with their respective terms, and no breach or default, or event which would constitute a breach or default after notice or the passage of time, or both, exists under any existing Leases on the part of any party; (c) no rent or other payment under any existing Lease has been paid by any lessee for more than one (1) month in advance; and (d) none of the lessor's interests under any of the Leases has been transferred or assigned.

3.5
COVENANTS. Mortgagor covenants and agrees at Mortgagor's sole cost and expense to: (a) perform the obligations of lessor contained in the Leases and enforce by all appropriate remedies performance by the lessees of the obligations of the lessees contained in the Leases; (b) give Mortgagee prompt written notice of any material default which occurs with respect to any of the Leases, whether the default be that of the lessee or of the lessor; (c) exercise Mortgagor's best efforts to keep all portions of the Subject Property that are capable of being leased leased at rental rates pursuant to the terms of the Loan Agreement; (d) deliver to Mortgagee fully executed, copies of each and every Lease that it is required to deliver in accordance with the Loan Agreement; and (e) execute and record such additional assignments of any Lease or, if required by the terms of the Loan Agreement, use commercially reasonable efforts to obtain specific subordinations (or subordination, attornment and non-disturbance agreements executed by the lessor and lessee) of any Lease to the Mortgage, in form and substance acceptable to Mortgagee, as Mortgagee may request. Mortgagor shall not, without Mortgagee's prior written consent or as otherwise permitted by any provision of the Loan Agreement: (i) to the extent prohibited by the terms of the Loan Agreement, enter into any Leases after the date hereof; (ii) execute any other assignment relating to any of the Leases; (iii) to the extent prohibited by the terms of the Loan Agreement, discount any rent or other sums due under the Leases or collect the same in advance, other than to collect rentals one (1) month in advance of the time when it becomes due; (iv) to the extent prohibited by the terms of the Loan Agreement, terminate, modify or amend any of the terms of the Leases or in any manner release or discharge the lessees from any obligations thereunder; (v) to the extent prohibited by the terms of the Loan Agreement, consent to any assignment or subletting by any lessee; or (vi) subordinate or agree to subordinate any of the Leases to any other deed of trust or encumbrance. Any such attempted action in violation of the provisions of this Section 3.5 shall be null and void. Without in any way limiting the requirement of Mortgagee's consent hereunder, any sums received by Mortgagor in consideration of any termination (or the release or discharge of any lessee) modification or amendment of any Lease shall be applied as set forth in the Loan Agreement.

3.6
ESTOPPEL CERTIFICATES. Within thirty (30) days after written request by Mortgagee, Mortgagor shall deliver to Mortgagee and to any party designated by Mortgagee estoppel certificates executed by Mortgagor, and use its best efforts to obtain such estoppel certificates executed by each of the lessees, in each case in recordable form, certifying (if such be the case): (a) that the foregoing assignment and the Leases are in full force and effect; (b) the date of each lessee's most recent payment of rent; (c) that there are no defenses or offsets outstanding, or stating those claimed by Mortgagor or lessees under the foregoing assignment or the Leases, as the case may be; and (d) any other information reasonably requested by Mortgagee.

ARTICLE 4. SECURITY AGREEMENT AND FIXTURE FILING

4.1
SECURITY INTEREST. Mortgagor hereby grants and assigns to Mortgagee as of the date hereof a security interest, to secure payment and performance of all of the Secured Obligations, in all of the following described personal property in which Mortgagor now or at any time hereafter has any interest (collectively, the "Collateral"):

Loan No. 1002835

All goods, building and other materials, supplies, inventory, work in process, equipment, machinery, fixtures, furniture, furnishings, signs and other personal property and embedded software included therein and supporting information, wherever situated, which are or are to be incorporated into, used in connection with, or appropriated for use on (i) the real property described on Exhibit A attached hereto and incorporated by reference herein (to the extent the same are not effectively made a part of the real property pursuant to Section 1.1 above) or (ii) the Improvements; together with all rents (to the extent, if any, they are not subject to Article 3); all inventory, accounts, cash receipts, deposit accounts, accounts receivable, contract rights, licenses, agreements, (including, without limitation, all acquisition agreements with respect to the Subject Property); all of Mortgagor's rights under any Swap Agreement, including, without limitation, the Existing Swap; all Contracts referenced in Section 5.16 below (including property management and leasing agreements), architects’ agreements, and/or construction agreements with respect to the completion of any improvements on the Subject Property), general intangibles, chattel paper (whether electronic or tangible), instruments, documents, promissory notes, drafts, letters of credit, letter of credit rights, supporting obligations, insurance policies, insurance and condemnation awards and proceeds, any other rights to the payment of money, trade names, trademarks and service marks arising from or related to the ownership, management, leasing, or operation of the Subject Property or any business now or hereafter conducted thereon by Mortgagor; all permits, consents, approvals, licenses, authorizations and other rights granted by, given by or obtained from, any governmental entity with respect to the Subject Property; all deposits or other security now or hereafter made with or given to utility companies by Mortgagor with respect to the Subject Property; all advance payments of insurance premiums made by Mortgagor with respect to the Subject Property; all plans, drawings and specifications relating to the Subject Property; all loan funds held by Mortgagee, whether or not disbursed; all funds deposited with Mortgagee pursuant to any loan agreement; all reserves, deferred payments, deposits, accounts, refunds, cost savings and payments of any kind related to the Subject Property or any portion thereof; together with all replacements and proceeds of, and additions and accessions to, any of the foregoing; together with all books, records and files relating to any of the foregoing.

As to all of the above described personal property which is or which hereafter becomes a "fixture" under applicable law, this Mortgage constitutes a fixture filing under the Uniform Commercial Code as in effect in the Commonwealth of Kentucky, as amended or recodified from time to time (the "UCC"), and is acknowledged and agreed to be a “mortgage” under the UCC. The name, address and organizational number of the debtor (Mortgagor) are KBSII National City Tower, LLC, c/o KBS Capital Advisors, 620 Newport Center Drive, Suite 1300, Newport Beach, CA 92660, Delaware ID# 4893582, and the name and address of the secured party (Mortgagee) are Wells Fargo Bank, National Association, as Administrative Agent, 2030 Main Street, Suite 800, Irvine, California 92614.

The filing of a financing statement covering the Collateral shall not be construed to derogate from or impair the lien or provisions of this Mortgage with respect to any property described herein which is real property or which the parties have agreed to treat as real property. Similarly, nothing in such financing statement shall be construed to alter any of the rights of Mortgagee under this Mortgage or the priority of the Mortgagee's lien created hereby, and such financing statement is declared to be for the protection of Mortgagee in the event any court shall at any time hold that notice of Mortgagee's priority of interest in any property or interests described in this Mortgage must, in order to be effective against a particular class of persons, including but not limited to the federal government and any subdivision, agency or entity of the federal government, be filed in the Uniform Commercial Code records.

4.2
REPRESENTATIONS AND WARRANTIES. Mortgagor represents and warrants that: (a) Mortgagor has, as of the date of recordation of this Mortgage, and will have, good title to the Collateral; (b) Mortgagor has not previously assigned or encumbered the Collateral, and no

Loan No. 1002835

financing statement covering any of the Collateral has been delivered to any other person or entity, except for the Permitted Liens; (c) Mortgagor's principal place of business is located at the address shown in Section 7.10; and (d) Mortgagor's legal name is exactly as set forth on the first page of this Mortgage and all of Mortgagor's organizational documents or agreements delivered to Mortgagee are complete and accurate in every respect.

4.3
COVENANTS. Mortgagor agrees: (a) to execute and deliver such documents as Mortgagee deems necessary to create, perfect and continue the security interests contemplated hereby; (b) not to change its name, and as applicable, its chief executive office, its principal residence or the jurisdiction in which it is organized and/or registered without giving Mortgagee 30 days prior written notice thereof; (c) to cooperate with Mortgagee in perfecting all security interests granted herein, and in obtaining such agreements from third parties as Mortgagee deems necessary, proper or convenient in connection with the creation, preservation, perfection, priority or enforcement of any of its rights hereunder; and (d) that Mortgagee is authorized to file financing statements in the name of Mortgagor to perfect Mortgagee's security interest in Collateral.

4.4
RIGHTS OF MORTGAGEE. In addition to Mortgagee's rights as a "Secured Party" under the UCC, Mortgagee may, but shall not be obligated to, at any time without notice and at the expense of Mortgagor: (a) give notice to any person of Mortgagee's rights hereunder and enforce such rights at law or in equity; (b) insure, protect, defend and preserve the Collateral or any rights or interests of Mortgagee therein; (c) inspect the Collateral; and (d) endorse, collect and receive any right to payment of money owing to Mortgagor under or from the Collateral. Notwithstanding the above, in no event shall Mortgagee be deemed to have accepted any property other than cash in satisfaction of any obligation of Mortgagor to Mortgagee unless Mortgagee shall make an express written election of said remedy under the UCC, or other applicable law.

4.5
RIGHTS OF MORTGAGEE ON DEFAULT. Upon the occurrence and during the continuance of a Default (hereinafter defined) under this Mortgage, then in addition to all of Mortgagee's rights as a "Secured Party" under the UCC or otherwise at law, and subject to applicable law:

a.
Mortgagee may (i) upon written notice, require Mortgagor to assemble any or all of the Collateral and make it available to Mortgagee at a place designated by Mortgagee; (ii) without prior notice, enter upon the Subject Property or other place where any of the Collateral may be located and take possession of, collect, sell, lease, license and dispose of any or all of the Collateral, and store the same at locations acceptable to Mortgagee at Mortgagor's expense; (iii) sell, assign and deliver at any place or in any lawful manner all or any part of the Collateral and bid and become the purchaser at any such sales;

b.
Mortgagee may, for the account of Mortgagor and at Mortgagor's expense: (i) operate, use, consume, sell, lease, license or dispose of the Collateral as Mortgagee deems appropriate for the purpose of performing any or all of the Secured Obligations; (ii) enter into any agreement, compromise, or settlement, including insurance claims, which Mortgagee may deem desirable or proper with respect to any of the Collateral; and (iii) endorse and deliver evidences of title for, and receive, enforce and collect by legal action or otherwise, all indebtedness and obligations now or hereafter owing to Mortgagor in connection with or on account of any or all of the Collateral; and

c.
In disposing of Collateral hereunder, Mortgagee may disclaim all warranties of title, possession, quiet enjoyment and the like. Any proceeds of any disposition of any Collateral may be applied by Mortgagee to the payment of expenses incurred by Mortgagee in connection with the foregoing, including reasonable attorneys' fees, and the balance of such proceeds may be applied by Mortgagee toward the payment of the Secured Obligations in such order of application as Mortgagee may from time to time elect.

Notwithstanding any other provision hereof, Mortgagee shall not be deemed to have accepted any property other than cash in satisfaction of any obligation of Mortgagor to Mortgagee unless

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Mortgagor shall make an express written election of said remedy under UCC §9.621, or other applicable law, and the provisions of UCC §9.620 have been satisfied. Mortgagor agrees that Mortgagee shall have no obligation to process or prepare any Collateral for sale or other disposition.

4.6
POWER OF ATTORNEY. Mortgagor hereby irrevocably appoints Mortgagee as Mortgagor's attorney‑in‑fact (such agency being coupled with an interest), and as such attorney‑in‑fact Mortgagee may, without the obligation to do so, in Mortgagee's name, or in the name of Mortgagor, prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve any of Mortgagee's security interests and rights in or to any of the Collateral, and, upon a Default hereunder, take any other action required of Mortgagor; provided, however, that Mortgagee as such attorney‑in‑fact shall be accountable only for such funds as are actually received by Mortgagee.

4.7
POSSESSION AND USE OF COLLATERAL. Except as otherwise provided in this Section or the other Loan Documents (as defined in the Loan Agreement), so long as no Default exists under this Mortgage or any of the Loan Documents, Mortgagor may possess, use, move, transfer or dispose of any of the Collateral in the ordinary course of Mortgagor's business and in accordance with the Loan Agreement.

ARTICLE 5. RIGHTS AND DUTIES OF THE PARTIES

5.1
TITLE. Mortgagor represents and warrants that, except as disclosed to Mortgagee in a writing which refers to this warranty and the Permitted Liens, Mortgagor lawfully holds and possesses fee simple title to the Subject Property without limitation on the right to encumber, and that this Mortgage is a first and prior lien on the Subject Property. Mortgagor hereby represents and warrants that all of the Subject Property is one or more tax parcels and there are no properties included in such tax parcels other than the Subject Property. Mortgagor further covenants and agrees that it shall not cause all or any portion of the Subject Property to be replatted or for any lots or boundary lines to be adjusted, changed or altered for either ad valorem tax purposes or otherwise, and shall not consent to the assessment of the Subject Property in more than one tax parcel or in conjunction with any property other than the Subject Property.

5.2	TAXES AND ASSESSMENTS.

a.
Subject to Mortgagor's rights to contest in good faith payment of taxes as provided in Section 5.2(c) below, Mortgagor shall pay prior to delinquency all taxes, assessments, levies and charges imposed by any public or quasi‑public authority or utility company which are or which may become a lien upon or cause a loss in value of the Subject Property, or any interest therein. Mortgagor shall also pay prior to delinquency all taxes, assessments, levies and charges imposed by any public authority upon Mortgagee by reason of its interest in any of the Secured Obligations or in the Subject Property, or by reason of any payment made to Mortgagee pursuant to any of the Secured Obligations; provided, however, Mortgagor shall have no obligation to pay taxes which may be imposed from time to time upon Mortgagee and which are measured by and imposed upon Mortgagee's net income.

b.
Mortgagor will not, without the prior written consent of Mortgagee, which may be withheld in Mortgagee’s reasonable discretion, consent to or allow the creation of any so-called special districts, special improvement districts, benefit assessment districts or similar districts of any nature, or any other body or entity of any type, or allow to occur any other event, that would or might result in the imposition of any additional taxes, assessments or other monetary obligations or burdens on the Subject Property, and this provision shall serve as RECORD NOTICE to any such district or districts or any governmental entity under whose authority such district or districts or any governmental entity under whose authority such district or

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districts exist or are being formed that, should Mortgagor or any other person or entity include all or any portion of the Subject Property in such district or districts, whether formed or in the process of formation, without first obtaining Mortgagee’s express written consent, then the lien of this Mortgage and the rights and interests in the Subject Property arising by virtue of this Mortgage in favor of Mortgagee or its successors in interest (which term shall include, without limitation, any foreclosure purchaser or purchaser acquiring by deed of lieu of foreclosure, and any transferee of the Subject Property following completion of foreclosure or deed in lieu thereof) shall be senior and superior to any taxes, assessments or impositions of any nature, or any liens (whether statutory, contractual or otherwise) levied or imposed upon the Subject Property or any portion thereof as a result of the inclusion of the Subject Property in such district or districts.

c.
Mortgagor may contest in good faith any taxes or assessments if: (i) Mortgagor pursues the contest diligently and in compliance with applicable laws, in a manner which Mortgagee determines is not prejudicial to Mortgagee, and does not impair the rights of Mortgagee under any of the Loan Documents; and (b) Mortgagor deposits with Mortgagee any funds or other forms of assurance which Mortgagee in good faith determines from time to time appropriate to protect Mortgagee from the consequences of the contest being unsuccessful. Mortgagor’s compliance with this Section shall operate to prevent such claim, demand, levy or assessment from becoming a Default.

5.3
TAX AND INSURANCE IMPOUNDS. At any time following the occurrence of a Default, at Mortgagee's option and upon its demand, Mortgagor shall, until all Secured Obligations have been paid in full, pay to Mortgagee monthly, annually or as otherwise directed by Mortgagee an amount estimated by Mortgagee to be equal to: (a) all taxes, assessments, levies and charges imposed by any public or quasi-public authority or utility company which are or may become a lien upon the Subject Property or Collateral and will become due for the tax year during which such payment is so directed; and (b) premiums for fire, hazard and insurance required or requested pursuant to the Loan Documents when same are next due. If Mortgagee determines that any amounts paid by Mortgagor are insufficient for the payment in full of such taxes, assessments, levies, charges and/or insurance premiums, Mortgagee shall notify Mortgagor of the increased amounts required to pay all amounts when due, whereupon Mortgagor shall pay to Mortgagee within thirty (30) days thereafter the additional amount as stated in Mortgagee's notice. All sums so paid shall not bear interest, except to the extent and in any minimum amount required by law; and Mortgagee shall, unless Mortgagor is otherwise in Default hereunder or under any Loan Document, apply said funds to the payment of, or at the sole option of Mortgagee release said funds to Mortgagor for the application to and payment of, such sums, taxes, assessments, levies, charges, and insurance premiums. Upon Default by Mortgagor hereunder or under any Loan Document, Mortgagee may apply all or any part of said sums to any Secured Obligation and/or to cure such Default, in which event Mortgagor shall be required to restore all amounts so applied, as well as to cure any other events or conditions of Default not cured by such application. Upon assignment of this Mortgage, Mortgagee shall have the right to assign in writing all amounts collected and in its possession to its assignee whereupon Mortgagee shall be released from all liability with respect thereto. Within ninety-five (95) days following full repayment of the Secured Obligations (other than full repayment of the Secured Obligations as a consequence of a foreclosure or conveyance in lieu of foreclosure of the liens and security interests securing the Secured Obligations) or at such earlier time as Mortgagee may elect, the balance of all amounts collected and in Mortgagee's possession shall be paid to Mortgagor and no other party shall have any right or claim thereto.

5.4	PERFORMANCE OF SECURED OBLIGATIONS. Mortgagor shall promptly pay and perform each Secured Obligation.

5.5
LIENS, ENCUMBRANCES AND CHARGES. Mortgagor shall immediately discharge any lien not permitted under the Loan Documents or approved by Mortgagee in writing that has or may attain priority over this Mortgage. Subject to the following sentence, Mortgagor shall pay when due all

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obligations secured by or which may become liens and encumbrances which shall now or hereafter encumber or appear to encumber all or any part of the Subject Property or Collateral, or any interest therein, whether senior or subordinate hereto. If a claim of lien is recorded which affects the Subject Property or a bonded stop notice is served upon Mortgagee, Mortgagor shall, within twenty (20) calendar days of such recording or service or within five (5) calendar days of Mortgagee’s demand, whichever occurs first: (a) pay and discharge the claim of lien or bonded stop notice; (b) effect the release thereof by recording or delivering to Mortgagee a surety bond in sufficient form and amount; or (c) provide Mortgagee with other assurances which Mortgagee deems, in its sole discretion, to be satisfactory for the payment of such claim of lien or bonded stop notice and for the full and continuous protection of Mortgagee from the effect of such lien or bonded stop notice.

5.6	DAMAGES; INSURANCE AND CONDEMNATION PROCEEDS.

a.
The following (whether now existing or hereafter arising) are all absolutely and irrevocably assigned by Mortgagor to Mortgagee and, at the request of Mortgagee, shall be paid directly to Mortgagee: (i) all awards of damages and all other compensation payable directly or indirectly by reason of a condemnation or proposed condemnation for public or private use affecting all or any part of, or any interest in, the Subject Property or Collateral; (ii) all other claims and awards for damages to, or decrease in value of, all or any part of, or any interest in, the Subject Property or Collateral; (iii) all proceeds of any insurance policies (whether or not expressly required by Beneficiary to be maintained by Trustor, including, without limitation, earthquake insurance, environmental insurance and terrorism insurance, if any) payable by reason of loss sustained to all or any part of the Subject Property or Collateral; and (iv) all interest which may accrue on any of the foregoing. Subject to applicable law and Section 5.6(b) below, and without regard to any requirement contained in Section 5.7(d), Mortgagee may at its discretion apply all or any of the proceeds it receives to its expenses in settling, prosecuting or defending any claim and may apply the balance to the Secured Obligations in any such order acceptable to Mortgagee, and/or Mortgagee may release all or any part of the proceeds to Mortgagor upon any conditions Mortgagee may impose. Mortgagee may commence, appear in, defend or prosecute any assigned claim or action and may adjust, compromise, settle and collect all claims and awards assigned to Mortgagee; provided, however, in no event shall Mortgagee be responsible for any failure to collect any claim or award, regardless of the cause of the failure, including, without limitation, any malfeasance or nonfeasance by Mortgagee or its employees or agents.

b.
Mortgagee shall permit insurance or condemnation proceeds held by Mortgagee to be used for repair or restoration but may condition such application upon reasonable conditions, including, without limitation: (i) the deposit with Mortgagee of such additional funds which Mortgagee determines are needed to pay all costs of the repair or restoration, (including, without limitation, taxes, financing charges, insurance and rent during the repair period); (ii) the establishment of an arrangement for lien releases and disbursement of funds acceptable to Mortgagee; (iii) the delivery to Mortgagee of plans and specifications for the work, a contract for the work signed by a contractor acceptable to Mortgagee, a cost breakdown for the work and a payment and performance bond for the work, all of which shall be acceptable to Mortgagee; and (iv) the delivery to Mortgagee of evidence acceptable to Mortgagee (aa) that after completion of the work the income from the Subject Property will be sufficient to pay all expenses and debt service for the Subject Property; (bb) of the continuation of Leases acceptable to and required by Mortgagee; (cc) that upon completion of the work, the size, capacity and total value of the Subject Property will be at least as great as it was before the damage or condemnation occurred; (dd) that there has been no material adverse change in the financial condition or credit of Mortgagor since the date of this Mortgage; (ee) no Default shall have occurred, and (ff) of the satisfaction of any additional conditions that Mortgagee may reasonably establish to protect its security. Mortgagor hereby acknowledges that the conditions described above are reasonable, and, if such conditions have not been satisfied within sixty (60) days of receipt by Mortgagee of such insurance or condemnation proceeds,

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then Mortgagee may apply such insurance or condemnation proceeds to pay the Secured Obligations in such order and amounts as Mortgagee in its sole discretion may choose.

c.
Notwithstanding the foregoing provisions of this Section 5.6, if the insurance or condemnation proceeds equal $1,000,000 or less, Mortgagee shall release such proceeds to Mortgagor for repair or restoration of the Subject Property without any additional requirements or conditions.

5.7
MAINTENANCE AND PRESERVATION OF THE SUBJECT PROPERTY. Subject to the provisions of the Loan Agreement, Mortgagor covenants: (a) to insure the Subject Property and Collateral against such risks as Mortgagee may require pursuant to the Loan Agreement and, at Mortgagee's request (but not more than fifteen (15) days prior to the termination date of any existing coverage), to provide evidence of such insurance to Mortgagee, and to comply with the requirements of any insurance companies providing such insurance; (b) to keep the Subject Property and Collateral in good condition and repair; (c) not to remove or demolish the Subject Property or Collateral or any part thereof, not to alter, restore or add to the Subject Property or Collateral and not to initiate or acquiesce in any change in any zoning or other land classification which affects the Subject Property without Mortgagee's prior written consent or as provided in the Loan Agreement; (d) to complete or restore promptly and in good and workmanlike manner the Subject Property and Collateral, or any part thereof which may be damaged or destroyed, without regard to whether Mortgagee elects to require that insurance proceeds be used to reduce the Secured Obligations as provided in Section 5.6; (e) to comply with all laws, ordinances, regulations and standards, and all covenants, conditions, restrictions and equitable servitudes, whether public or private, of every kind and character which affect the Subject Property or Collateral and pertain to acts committed or conditions existing thereon, including, without limitation, any work, alteration, improvement or demolition mandated by such laws, covenants or requirements; (f) not to commit or permit waste of the Subject Property or Collateral; and (g) to do all other acts which from the character or use of the Subject Property or Collateral may be reasonably necessary to maintain and preserve its value.

5.8
DEFENSE AND NOTICE OF LOSSES, CLAIMS AND ACTIONS. At Mortgagor's sole expense, Mortgagor shall protect, preserve and defend the Subject Property and Collateral and title to and right of possession of the Subject Property and Collateral, the security hereof and the rights and powers of Mortgagee hereunder against all adverse claims. Mortgagor shall give Mortgagee prompt notice in writing of the assertion of any claim, of the filing of any action or proceeding, of the occurrence of any damage to the Subject Property or Collateral and of any condemnation offer or action.

5.9
POWERS OF MORTGAGEE. Mortgagee may, without affecting the personal liability of any person for payment of any indebtedness or performance of any obligations secured hereby and without liability therefor and without notice: (a) release all or any part of the Subject Property; (b) consent to the making of any map or plat thereof; and (c) join in any grant of easement thereon, any declaration of covenants and restrictions, or any extension agreement or any agreement subordinating the lien or charge of this Mortgage.

5.10	COMPENSATION; EXCULPATION; INDEMNIFICATION.

a.
Mortgagor shall pay to Mortgagee reasonable compensation for services rendered concerning this Mortgage, including without limit any statement of amounts owing under any Secured Obligation. Mortgagee shall not directly or indirectly be liable to Mortgagor or any other person as a consequence of (i) the exercise of the rights, remedies or powers granted to Mortgagee in this Mortgage; (ii) the failure or refusal of Mortgagee to perform or discharge any obligation or liability of Mortgagor under any agreement related to the Subject Property or Collateral or under this Mortgage; or (iii) any loss sustained by Mortgagor or any third party resulting from Mortgagee's failure (whether by malfeasance, nonfeasance or refusal to act) to lease the Subject Property after a Default (hereinafter defined) or from any other act or

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omission (regardless of whether same constitutes negligence) of Mortgagee in managing the Subject Property after a Default unless the loss is caused by the gross negligence or willful misconduct of Mortgagee and no such liability shall be asserted against or imposed upon Mortgagee, and all such liability is hereby expressly waived and released by Mortgagor.

b.
Mortgagor indemnifies Mortgagee against, and holds Mortgagee harmless from, all losses, damages, liabilities, claims, causes of action, judgments, court costs, attorneys' fees and other legal expenses, cost of evidence of title, cost of evidence of value, and other expenses which it may suffer or incur: (i) by reason of this Mortgage; (ii) by reason of the execution of this Mortgage or in performance of any act required or permitted hereunder or by law; (iii) as a result of any failure of Mortgagor to perform Mortgagor's obligations; or (iv) by reason of any alleged obligation or undertaking on Mortgagee's part to perform or discharge any of the representations, warranties, conditions, covenants or other obligations contained in any other document related to the Subject Property. The above obligation of Mortgagor to indemnify and hold harmless Mortgagee shall survive the release and cancellation of the Secured Obligations and the release of this Mortgage.

c.
Mortgagor shall pay all amounts and indebtedness arising under this Section 5.10 immediately upon demand by Mortgagee together with interest thereon from the date the indebtedness arises at the rate of interest then applicable to the principal balance of the Note as specified therein.

5.11	DUE ON SALE OR ENCUMBRANCE. Mortgagor represents, agrees and acknowledges that:

(a)
Improvement and operation of real property is a highly complex activity which requires substantial knowledge of law and business conditions and practices, and an ability to control, coordinate and schedule the many factors affecting such improvement and operation. Experience, financial stability, managerial ability and a good reputation in the business community enhance an owner’s and operator's ability to obtain market rents and to induce cooperation in scheduling and are taken into account by Mortgagee in approving loan applications.

(b)
Mortgagor has represented to Mortgagee, not only in the representations and warranties contained in the Loan Documents, but also in its initial loan application and in all of the negotiations connected with Mortgagee making the Loan, certain facts concerning Mortgagor's financial stability, managerial and operational ability, reputation, skill, and creditworthiness. Mortgagee has relied upon these representations and warranties as a substantial and material consideration in its decision to make the Loan.

(c)
The conditions and terms provided in the Loan Agreement were induced by these representations and warranties and would not have been made available by Mortgagee in the absence of these representations and warranties.

(d)
Mortgagee would not have made this Loan if Mortgagee did not have the right to sell, transfer, assign, or grant participations in the Loan and in the Loan Documents, and that such participations are dependent upon the potential participants' reliance on such representations and warranties.

(e)
Mortgagor's financial stability and managerial and operational ability and that of those persons or entities having a direct or beneficial interest in Mortgagor are a substantial and material consideration to any third parties who have entered or will enter into agreements with Mortgagor.

(f)
Mortgagee has relied upon the skills and services offered by such third parties and the provision of such skills and services is jeopardized if Mortgagor breaches its covenants contained below regarding Transfers.

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(g)
A transfer of possession of or title to the Subject Property, or a change in the person or entity operating, developing, constructing or managing the Subject Property, would substantially increase the risk of Default under the Loan Documents and significantly and materially impair and reduce Mortgagee's security for the Note.

(h)
As used herein, the term "Transfer" shall mean each of the following actions or events: the sale, transfer, assignment, lease as a whole, encumbrance, hypothecation, mortgage or pledge in any manner whatsoever, whether voluntarily, involuntarily or by operation of law of: (i) the Subject Property or Collateral or any interest therein; (ii) title to any other security more specifically described in any Loan Document; (iii) Mortgagor's right, title and/or interest in the Loan Documents and any subsequent documents executed by Mortgagor in connection therewith; (iv) legal or beneficial ownership of any partnership interest in Mortgagor if Mortgagor is a partnership; (v) legal or beneficial ownership of any membership interest in Mortgagor if Mortgagor is a limited liability company; (vi) legal or beneficial ownership of any partnership interest in any general partner, venturer or member of Mortgagor; or (vii) legal or beneficial ownership of any of the stock in Mortgagor if Mortgagor is a corporation or in any general partner, venturer or member in Mortgagor that is a corporation.

(i)
Mortgagor shall not make or commit to make any Transfer without Mortgagee’s prior written consent, which it may grant or withhold at its sole discretion (except with respect to those Transfers reasonably approved by Mortgagee or otherwise expressly permitted under Sections 9.17, 9.18 and 9.19 of the Loan Agreement). It is expressly agreed that Mortgagee may predicate Mortgagee's decision to grant consent to a Transfer on such terms and conditions as Mortgagee may require, in Mortgagee's sole discretion, including without limitation (i) consideration of the creditworthiness of the party to whom such Transfer will be made and its development and management ability with respect to the Subject Property, (ii) consideration of whether the security for repayment, performance and discharge of the Secured Obligations, or Mortgagee's ability to enforce its rights, remedies, and recourses with respect to such security, will be impaired in any way by the proposed Transfer, (iii) an increase in the rate of interest payable under the Note or any other change in the terms and provisions of the Note and other Loan Documents, (iv) reimbursement of Mortgagee for all costs and expenses incurred by Mortgagee in investigating the creditworthiness and management ability of the party to whom such Transfer will be made and in determining whether Mortgagee's security will be impaired by the proposed Transfer, (v) payment to Mortgagee of a transfer fee to cover the cost of documenting the Transfer in its records, (vi) payment of Mortgagee's reasonable attorneys' fees in connection with such Transfer, (vii) endorsements (to the extent available under applicable law) to any existing mortgagee title insurance policies or construction binders insuring Mortgagee's liens and security interests covering the Subject Property, and (viii) require additional security for the payment, performance and discharge of the Secured Obligations. If Mortgagee's consent should be given, any Transfer shall be subject to the Loan Documents and any transferee of Mortgagor's interest shall: (i) assume all of Mortgagor's obligations thereunder; and (ii) agree to be bound by all provisions and perform all obligations contained therein; provided, however, that such assumption shall not release Mortgagor or any maker or any guarantor of the Note from any liability thereunder or under any other Loan Documents without the prior written consent of Mortgagee. In the event of any Transfer without the prior written consent of Mortgagee, whether or not Mortgagee elects to enforce its right to accelerate the Loan pursuant to Sections 6.1 and 6.2, all sums owing under the Note, as well as all other charges, expenses and costs owing under the Loan Documents, shall at the option of Mortgagee, automatically bear interest at five percent (5%) above the rate provided in the Note, from the date (or any date thereafter) of such unconsented to Transfer. Mortgagor acknowledges that the automatic shift(s) to this alternate rate is reasonable since the representations that Mortgagee relied upon in making the Loan may no longer be relied upon. A consent by Mortgagee to one or more Transfers shall not be construed as a

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consent to further Transfers or as a waiver of Mortgagee's consent with respect to future Transfers.

5.12
RELEASES, EXTENSIONS, MODIFICATIONS AND ADDITIONAL SECURITY. Without notice to or the consent, approval or agreement of any persons or entities having any interest at any time in the Subject Property and Collateral or in any manner obligated under the Secured Obligations ("Interested Parties"), Mortgagee may, from time to time, release any person or entity from liability for the payment or performance of any Secured Obligations, take any action or make any agreement extending the maturity or otherwise altering the terms or increasing the amount of any Secured Obligations, or accept additional security or all or a portion of the Subject Property and Collateral and other security for the Secured Obligations. None of the foregoing actions shall release or reduce the personal liability of any of said Interested Parties, or release or impair the priority of the lien of and security interests granted under this Mortgage upon the Subject Property and the Collateral.

5.13
RELEASES. If the Secured Obligations are paid, performed and discharged in full in accordance with the terms of this Mortgage, the Note, and the other Loan Documents, then this conveyance shall become null and void and be released by Mortgagee at Mortgagor's request and expense. Notwithstanding anything contained herein to the contrary, Mortgagee hereby agrees, subject to the provisions of Section 2.10 of the Loan Agreement, to release this Mortgage notwithstanding the fact that all of the Secured Obligations have not been satisfied.

5.14
SUBROGATION. Mortgagee shall be subrogated to the lien of all encumbrances, whether released of record or not, paid in whole or in part by Mortgagee pursuant to the Loan Documents or by the proceeds of any loan secured by this Mortgage.

5.15
RIGHT OF INSPECTION. Mortgagee, its agents and employees, may enter the Subject Property at any reasonable time for the purpose of inspecting the Subject Property and Collateral and ascertaining Mortgagor's compliance with the terms hereof.

5.16
CONTRACTS. Mortgagor will deliver to Mortgagee a copy of each Contract promptly after the execution of same by all parties thereto and subject to any approval of Mortgagee required by any of the Loan Documents. Within twenty (20) days after a request by Mortgagee, Mortgagor shall prepare and deliver to Mortgagee a complete listing of all Contracts, showing date, term, parties, subject matter, concessions, whether any defaults exist, and other information specified by Mortgagee, of or with respect to each of such Contracts, together with a copy thereof (if so requested by Mortgagee). Mortgagor represents and warrants that none of the Contracts encumber or create a lien on the Subject Property or Collateral, but are personal with Mortgagor. As used herein, the term "Contract" shall mean any management agreement, leasing and brokerage agreement, and operating or service contract with respect to the Subject Property or Collateral.

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ARTICLE 6. DEFAULT PROVISIONS

6.1
DEFAULT. For all purposes hereof, the term "Default" shall mean (a) the existence of any Event of Default as defined in the Loan Agreement; (b) at Mortgagee's option, the failure of Mortgagor to make any payment of principal or interest on the Note or to pay any other amount due hereunder or under the Note when the same is due and payable, whether at maturity, by acceleration or otherwise; (c) the failure of Mortgagor to perform any non-monetary obligation hereunder, or the failure to be true of any representation or warranty of Mortgagor contained herein and the continuance of such failure for ten (10) days after notice, or within any longer grace period, if any, allowed in the Loan Agreement for such failure, or (d) if Mortgagor or any other Person shall make a Transfer without the prior written consent of Mortgagee (which consent may be withheld in Mortgagee's sole discretion (except for those Transfers reasonably approved by Mortgagee or otherwise expressly permitted under Sections 9.17, 9.18 and 9.19 of the Loan Agreement) or conditioned as provided in Section 5.11 above).

6.2	RIGHTS AND REMEDIES. At any time after Default, Mortgagee shall have all the following rights and remedies:

(a)	With or without notice, to declare all Secured Obligations immediately due and payable.

(b)
With or without notice, and without releasing Mortgagor from any Secured Obligations, and without becoming a mortgagee in possession, to cure any breach or Default of Mortgagor and, in connection therewith, to enter upon the Subject Property and do such acts and things as Mortgagee deems necessary or desirable to protect the security hereof, including, without limitation: (i) to appear in and defend any action or proceeding purporting to affect the security of this Mortgage or the rights or powers of Mortgagee under this Mortgage; (ii) to pay, purchase, contest or compromise any encumbrance, charge, lien or claim of lien which, in the sole judgment of Mortgagee, is or may be senior in priority to this Mortgage, the judgment of Mortgagee being conclusive as between the parties hereto; (iii) to obtain insurance; (iv) to pay any premiums or charges with respect to insurance required to be carried under this Mortgage; or (v) to employ counsel, accountants, contractors and other appropriate persons.

(c)
To commence and maintain an action or actions in any court of competent jurisdiction to foreclose this instrument as a mortgage or to obtain specific enforcement of the covenants of Mortgagor hereunder, and Mortgagor agrees that such covenants shall be specifically enforceable by injunction or any other appropriate equitable remedy and that for the purposes of any suit brought under this subparagraph, Mortgagor waives the defense of laches and any applicable statute of limitations.

(d)
To apply to a court of competent jurisdiction for and obtain appointment of a receiver of the Subject Property as a matter of strict right and without regard to the adequacy of the security for the repayment of the Secured Obligations, the existence of a declaration that the Secured Obligations are immediately due and payable, or the filing of a notice of default, or the commencement of a foreclosure, and Mortgagor hereby consents to such appointment by a court of competent jurisdiction upon ex parte application, and without notice; notice being hereby expressly waived. Such receiver and his agents shall be empowered (i) to take possession of the Subject Property and any businesses conducted by Mortgagor or any other person thereon and any business assets used in connection therewith and, if the receiver deems it appropriate, to operate the same, (ii) to exclude Mortgagor and Mortgagor’s agents, servants, and employees from the Subject Property, (iii) to collect all Payments and the rents, issues, profits, and income from the Subject Property, (iv) to complete any construction which may be in progress, (v) to do such maintenance and make such repairs and alterations as the receiver deems necessary, (vi) to use all stores of materials, supplies, and maintenance equipment on the Subject Property and replace such items at the expense of the receivership estate, (vii) to pay all taxes and assessments against the Subject Property and the Collateral, all premiums for

Loan No. 1002835

insurance thereon, all utility and other operating expenses, and all sums due under any prior or subsequent encumbrance, and (viii) generally to do anything which Mortgagor could legally do if Mortgagor were in possession of the Subject Property. All expenses incurred by the receiver or his agents shall constitute a part of the Secured Obligations. Any revenues collected by the receiver shall be applied first to the expenses of the receivership, including attorneys’ fees incurred by the receiver and by Mortgagee, together with interest thereon from the date incurred until repaid at the rate of interest applicable under the Note upon its maturity (whether by acceleration or otherwise), and the balance shall be applied toward the Secured Obligations or in such other manner as the court may direct. Unless sooner terminated with the express consent of Mortgagee, any such receivership will continue until the Secured Obligations have been discharged in full, or until title to the property has passed after foreclosure sale and all applicable periods of redemption have expired.

(e)
To enter upon, possess, manage and operate the Subject Property or any part thereof, to take and possess all documents, books, records, papers and accounts of Mortgagor or the then owner of the Subject Property, to make, terminate, enforce or modify Leases of the Subject Property upon such terms and conditions as Mortgagee deems proper, to make repairs, alterations and improvements to the Subject Property as necessary, in Mortgagee's sole judgment, to protect or enhance the security hereof. Mortgagee may also take possession of any and all Payments that may previously have been collected by or on behalf of Mortgagor and that remain in the possession or control of Mortgagor, whether or not commingled with other funds of Mortgagor, and together with any bank or similar accounts in which such Payments may be deposited or held.

(f)
Notwithstanding the availability of legal remedies, the right to obtain specific performance, mandatory or prohibitory injunctive relief, or other equitable relief requiring Mortgagor to cure or refrain from repeating any default.

(g)
With or without accelerating the maturity of the Secured Obligations, sue from time to time for any payment due under any of the Loan Documents or for money damages resulting from Mortgagor’s default under any of the Loan Documents.

(h)
Foreclose this Mortgage in any other manner then permitted by law. If this Mortgage encumbers more than one parcel of real estate, foreclosure may be by separate parcel or en masse, as Mortgagee may elect in its sole discretion. All fees, costs and expenses of any kind incurred by Mortgagee in connection with foreclosure of this Mortgage, including, without limitation, the costs of any appraisals of the Subject Property obtained by Mortgagee, all costs of any receivership for the Subject Property advanced by Mortgagee, and all attorneys’ and consultants’ fees incurred by Mortgagee, shall constitute a part of the Secured Obligations and may be included as part of the amount owing from Mortgagor to Mortgagee at any foreclosure sale.

(i)
To resort to and realize upon the security hereunder and any other security now or later held by Mortgagee concurrently or successively and in one or several consolidated or independent judicial actions, and to apply the proceeds received upon the Secured Obligations all in such order and manner as Mortgagee determines in its sole discretion.

(j)
Upon sale of the Subject Property at foreclosure, Mortgagee may bid (as determined by Mortgagee in its sole and absolute discretion) all or any portion of the Secured Obligations. In determining such bid, to the extent permitted by law, Mortgagee may, but is not obligated to, take into account all or any of the following: (i) appraisals of the Subject Property as such appraisals may be discounted or adjusted by Mortgagee in its sole and absolute underwriting discretion; (ii) expenses and costs incurred by Mortgagee with respect to the Subject Property prior to foreclosure; (iii) expenses and costs which Mortgagee anticipates will be incurred with respect to the Subject Property after foreclosure, but prior to resale,

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including, without limitation, costs of structural reports and other due diligence, costs to carry the Subject Property prior to resale, costs of resale (e.g. commissions, attorneys' fees, and taxes), costs of any hazardous materials clean-up and monitoring, costs of deferred maintenance, repair, refurbishment and retrofit, costs of defending or settling litigation affecting the Subject Property, and lost opportunity costs (if any), including the time value of money during any anticipated holding period by Mortgagee; (iv) declining trends in real property values generally and with respect to properties similar to the Subject Property; (v) anticipated discounts upon resale of the Subject Property as a distressed or foreclosed property; (vi) the fact of additional collateral (if any), for the Secured Obligations; and (vii) such other factors or matters that Mortgagee (in its sole and absolute discretion) deems appropriate. In regard to the above, Mortgagor acknowledges and agrees that: (w) Mortgagee is not required to use any or all of the foregoing factors to determine the amount of its bid; (x) this Section does not impose upon Mortgagee any additional obligations that are not imposed by law at the time the bid is made; (y) the amount of Mortgagee's bid need not have any relation to any loan-to-value ratios specified in the Loan Documents or previously discussed between Mortgagor and Mortgagee; and (z) Mortgagee's bid may be (at Mortgagee's sole and absolute discretion) higher or lower than any appraised value of the Subject Property.

6.3
MORTGAGEE'S JUDICIAL REMEDIES. Mortgagee may proceed by suit or suits, at law or in equity, to enforce the payment, performance and discharge of the Secured Obligations in accordance with the terms hereof, of the Note, and the other Loan Documents, to foreclose the liens and security interests of this Mortgage as against all or any part of the Subject Property and Collateral, and to have all or any part of the Subject Property and Collateral sold under the judgment or decree of a court of competent jurisdiction. This remedy shall be cumulative of any other nonjudicial remedies available to the Mortgagee with respect to the Loan Documents. Proceeding with a request or receiving a judgment for legal relief shall not be or be deemed to be an election of remedies or bar any available nonjudicial remedy of the Mortgagee.

6.4
Mortgagee's UCC Remedies. The Mortgagee may exercise its rights of enforcement with respect to the Collateral under the UCC, and in conjunction with, in addition to or in substitution for the rights and remedies under the UCC the Mortgagee may, and Mortgagor agrees, as follows: (i) without demand or notice to Mortgagor, enter upon the Subject Property to take possession of, assemble, receive, and collect the Collateral, or any part thereof, or to render it unusable; (ii) require Mortgagor to assemble the Collateral and make it available at a place Mortgagee designates which is mutually convenient to allow Mortgagee to take possession or dispose of the Collateral; (iii) written notice mailed to Mortgagor as provided herein at least ten (10) days prior to the date of public sale of the Collateral or prior to the date after which private sale of the Collateral will be made shall constitute reasonable notice; (iv) any sale made pursuant to the provisions of this subsection shall be deemed to have been a public sale conducted in a commercially reasonable manner if held contemporaneously with the sale of the Subject Property under power of sale as provided herein upon giving the same notice with respect to the sale of the Collateral hereunder as is required for such sale of the Subject Property under power of sale, and such sale shall be deemed to be pursuant to a security agreement covering both real and personal property under Section 9.604 of the UCC; (v) in the event of a foreclosure sale, whether made by the Mortgagee under the terms hereof, or under judgment of a court, the Collateral and the Subject Property may, at the option of the Mortgagee, be sold as a whole; (vi) it shall not be necessary that the Mortgagee take possession of the Collateral, or any part thereof, prior to the time that any sale pursuant to the provisions of this subsection is conducted, and it shall not be necessary that the Collateral or any part thereof be present at the location of such sale; (vii) prior to application of proceeds of disposition of the Collateral to the Secured Obligations, such proceeds shall be applied to the reasonable expenses of retaking, holding, preparing for sale or lease, selling, leasing and the like, and the reasonable attorneys' fees and legal expenses incurred by the Mortgagee; (viii) after notification, if any, hereafter provided in this subsection, Mortgagee may sell, lease, or otherwise dispose of the Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at Mortgagee's offices or elsewhere, for cash, on

Loan No. 1002835

credit, or for future delivery. Upon the request of Mortgagee, Mortgagor shall assemble the Collateral and make it available to Mortgagee at any place designated by Mortgagee that is reasonably convenient to Mortgagor and Mortgagee. Mortgagor agrees that Mortgagee shall not be obligated to give more than ten (10) days' written notice of the time and place of any public sale or of the time after which any private sale may take place and that such notice shall constitute reasonable notice of such matters. Mortgagor shall be liable for all expenses of retaking, holding, preparing for sale, or the like, and all attorneys' fees, legal expenses, and all other costs and expenses incurred by Mortgagee in connection with the collection of the Secured Obligations and the enforcement of Mortgagee's rights under the Loan Documents. Mortgagee shall apply the proceeds of the sale of the Collateral against the Secured Obligations in accordance with the requirements of this Mortgage. Mortgagor shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay, perform and discharge the Secured Obligations in full. Mortgagor waives all rights of marshalling in respect of the Collateral; (ix) any and all statements of fact or other recitals made in any bill of sale or assignment or other instrument evidencing any foreclosure sale hereunder, the nonpayment of the Secured Obligations, the occurrence of any Default, the Mortgagee having declared all or a portion of such Secured Obligations to be due and payable, the notice of time, place, and terms of sale and of the properties to be sold having been duly given, or any other act or thing having been duly done by Mortgagee, shall be taken as prima facie evidence of the truth of the facts so stated and recited; and (x) Mortgagee may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale held by Mortgagee, including the sending of notices and the conduct of the sale, but in the name and on behalf of Mortgagee.

6.5
Rights Relating to Leases and Rents. Mortgagor has, pursuant to Article 3 of this Mortgage, assigned to Mortgagee all Payments under each of the Leases covering all or any portion of the Subject Property. Mortgagee may at any time, and without notice, either in person, by agent, or by receiver to be appointed by a court, enter and take possession of the Subject Property or any part thereof, and in its own name, sue for or otherwise collect the Payments. All Payments collected by Mortgagee shall be applied as provided for in this Mortgage; provided, however, that if the costs, expenses, and attorneys' fees shall exceed the amount of Payments collected, the excess shall be added to the Secured Obligations, shall bear interest at the rate of interest then applicable on the outstanding principal balance of the Note, and shall be immediately due and payable. The entering upon and taking possession of the Subject Property, the collection of Payments, and the application thereof as aforesaid shall not cure or waive any Default or notice of default, if any, hereunder nor invalidate any act done pursuant to such notice, except to the extent any such Default is fully cured. Failure or discontinuance by Mortgagee at any time or from time to time, to collect said Payments shall not in any manner impair the subsequent enforcement by Mortgagee of the right, power and authority herein conferred upon it. Nothing contained herein, nor the exercise of any right, power, or authority herein granted to Mortgagee shall be, or shall be construed to be, an affirmation by it of any tenancy, lease, or option, nor an assumption of liability under, nor the subordination of, the lien of this Mortgage, to any such tenancy, lease, or option, nor an election of judicial relief, if any such relief is requested or obtained as to Leases or Payments, with respect to the Subject Property or any other collateral given by Mortgagor to Mortgagee. In addition, from time to time Mortgagee may elect, and notice hereby is given to each lessee under any Lease, to subordinate the lien of this Mortgage to any Lease by unilaterally executing and recording an instrument of subordination, and upon such election the lien of this Mortgage shall be subordinate to the Lease identified in such instrument of subordination; provided, however, in each instance such subordination will not affect or be applicable to, and expressly excludes any lien, charge, encumbrance, security interest, claim, easement, restriction, option, covenant and other rights, titles, interests or estates of any nature whatsoever with respect to all or any portion of the Subject Property and Collateral to the extent that the same may have arisen or intervened during the period between the recordation of this Mortgage and the execution of the Lease identified in such instrument of subordination.

Loan No. 1002835

6.6
APPLICATION OF FORECLOSURE SALE PROCEEDS. The proceeds of any foreclosure sale shall be applied first to the fees and expenses of the officer conducting the sale, and then to the reduction or discharge of the Secured Obligations; any surplus remaining shall be paid over to Borrowers or to such other person or persons as may be lawfully entitled to such surplus.

6.7
APPLICATION OF OTHER SUMS. Except as set forth in Section 6.3 above, all sums received by Mortgagee under Section 6.2 or Section 3.2, less all costs and expenses incurred by Mortgagee or any receiver under Section 6.2 or Section 3.2, including, without limitation, attorneys' fees, shall be applied in payment of the Secured Obligations in such order as Mortgagee shall determine in its sole discretion; provided, however, Mortgagee shall have no liability for funds not actually received by Mortgagee.

6.8
NO CURE OR WAIVER. Neither Mortgagee's nor any receiver's entry upon and taking possession of all or any part of the Subject Property and Collateral, nor any collection of rents, issues, profits, insurance proceeds, condemnation proceeds or damages, other security or proceeds of other security, or other sums, nor the application of any collected sum to any Secured Obligations, nor the exercise or failure to exercise of any other right or remedy by Mortgagee or any receiver shall cure or waive any breach, Default or notice of default under this Mortgage, or nullify the effect of any notice of default or sale (unless all Secured Obligations then due have been paid and performed and Mortgagor has cured all other defaults), or limit or impair the Secured Obligations or Mortgagor's liability therefor, or impair the status of the security, or prejudice Mortgagee or Trustee in the exercise of any right or remedy, or be construed as an affirmation by Mortgagee of any tenancy, lease or option or a subordination of the lien of or security interests created by this Mortgage.

6.9
PAYMENT OF COSTS, EXPENSES AND ATTORNEYS' FEES. Mortgagor agrees to pay to Mortgagee immediately and without demand all costs and expenses of any kind incurred by Mortgagee pursuant to Section 6.2 (including, without limitation, court costs and attorneys' fees, whether incurred in litigation or not, and appraisal fees) with interest from the date of expenditure until said sums have been paid at the rate of interest then applicable to the principal balance of the Note as specified therein.

6.10
POWER TO FILE NOTICES AND CURE DEFAULTS. Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest, (a) to execute and/or record any notices of completion, cessation, or any other notices that Mortgagee deems appropriate to protect Mortgagee's security interest, (b) upon the issuance of a deed pursuant to the foreclosure of the lien of this Mortgageor the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment or further assurance with respect to the Subject Property and Collateral, Leases and Payments in favor of the grantee of any such deed, as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Mortgagee's security interests and rights in or to any of the Subject Property and Collateral, and (d) upon the occurrence of an event, act or omission which, with notice or passage of time or both, would constitute a Default, Mortgagee may perform any obligation of Mortgagor hereunder; provided, however, that: (i) Mortgagee as such attorney‑in‑fact shall only be accountable for such funds as are actually received by Mortgagee; and (ii) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to act (whether such failure constitutes negligence) by Mortgagee under this Section.

ARTICLE 7. MISCELLANEOUS PROVISIONS

7.1
ADDITIONAL PROVISIONS. The Loan Documents contain or incorporate by reference the entire agreement of the parties with respect to matters contemplated herein and supersede all prior negotiations. The Loan Documents grant further rights to Mortgagee and contain further agreements and affirmative and negative covenants by Mortgagor which apply to this Mortgage

Loan No. 1002835

and to the Subject Property and Collateral and such further rights and agreements are incorporated herein by this reference.

7.2
MERGER. No merger shall occur as a result of Mortgagee's acquiring any other estate in, or any other lien on, the Subject Property unless Mortgagee consents to a merger in writing. Furthermore, the assignment of the Payments and other liens, security interests, rights and remedies granted hereunder to Mortgagee, and the covenants, representations, warranties and obligations of Mortgagor which are not satisfied or discharged by any foreclosure of the Subject Property, shall survive such foreclosure and remain in force and effect thereafter, it being acknowledged and agreed that all obligations of Mortgagor and rights and remedies of Mortgagee set forth herein are contractual in nature, and such obligations, rights and remedies, and all liens, assignments, security interests and other security provided to Mortgagee hereunder and under the other Loan Documents (but excluding the lien against the Subject Property or portions thereof that are foreclosed) shall not be extinguished by the subject foreclosure.

7.3	OBLIGATIONS OF MORTGAGOR, JOINT AND SEVERAL. If more than one person has executed this Mortgage as "Mortgagor", the obligations of all such persons hereunder shall be joint and several.

7.4
WAIVER OF MARSHALLING RIGHTS. Mortgagor, for itself and for all parties claiming through or under Mortgagor, and for all parties who may acquire a lien on or interest in the Subject Property and Collateral, hereby waives all rights to have the Subject Property and Collateral and/or any other property which is now or later may be security for any Secured Obligations ("Other Property") marshalled upon any foreclosure of the lien of this Mortgagor on a foreclosure of any other lien or security interest against any security for any of the Secured Obligations. Mortgagee shall have the right to sell, and any court in which foreclosure proceedings may be brought shall have the right to order a sale of, the Subject Property and any or all of the Collateral or Other Property as a whole or in separate parcels, in any order that Mortgagee may designate.

7.5
RULES OF CONSTRUCTION. When the identity of the parties or other circumstances make it appropriate the masculine gender includes the feminine and/or neuter, and the singular number includes the plural. The term "Subject Property" and "Collateral" means all and any part of the Subject Property and Collateral, respectively, and any interest in the Subject Property and Collateral, respectively.

7.6
SUCCESSORS IN INTEREST. The terms, covenants, and conditions herein contained shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto; provided, however, that this Section 7.7 does not waive or modify the provisions of Section 5.11.

7.7
EXECUTION IN COUNTERPARTS. To facilitate execution, this document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature or acknowledgment of, or on behalf of, each party, or that the signature of all persons required to bind any party, or the acknowledgment of such party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, and the respective acknowledgments of, each of the parties hereto. Any signature or acknowledgment page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures or acknowledgments thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature or acknowledgment pages.

7.8
CHOICE OF LAW. WITH RESPECT TO MATTERS RELATING TO THE CREATION, PERFECTION AND PROCEDURES RELATING TO THE ENFORCEMENT OF THE LIENS CREATED PURSUANT TO THIS MORTGAGE, THIS MORTGAGE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF KENTUCKY, IT BEING UNDERSTOOD THAT, EXCEPT AS EXPRESSLY SET FORTH ABOVE

Loan No. 1002835

IN THIS PARAGRAPH AND TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAWS OF THE STATE OF CALIFORNIA SHALL GOVERN ALL MATTERS RELATING TO THIS MORTGAGE, THE LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ALL OF THE INDEBTEDNESS OR OBLIGATIONS ARISING THEREUNDER OR HEREUNDER.

7.9	INCORPORATION. Exhibit A, Exhibit B and Exhibit C, all as attached, are incorporated into this Mortgage by this reference.

7.10
NOTICES. All notices, demands, or other communications required or permitted to be given pursuant to the provisions of this Mortgage shall be in writing and shall be considered as properly given if delivered personally or sent by certified United States mail, return receipt requested, or by Overnight Express Mail or by overnight commercial courier service, charges prepaid. Notices so sent shall be effective upon receipt at the address set forth below; provided, however, that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. For purposes of notice, the address of the parties shall be:

Mortgagor:
KBSII National City Tower, LLC
c/o KBS Capital Advisors
620 Newport Center Drive, Suite 1300
Newport Beach, CA 92660
Attention: Mr. Giovanni Cordoves
Tel: (949) 797-0324
Fax: (949) 417-6518
E-mail: GCordoves@kbsrealty.com

Beneficiary:
Wells Fargo Bank, National Association
Real Estate Group (AU #02955)
Orange County
2030 Main Street, Suite 800
Irvine, CA 92614
Attn: Bryan Stevens, Senior Vice President
Tel: (949) 251-4125
Fax: (949) 851-9728
Loan #: 1003497

With a copy to:	Wells Fargo Bank, National Association Minnesota Loan Center 608 2nd Ave S. Minneapolis, MN 55402 Attention: Eva Lopez

Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days notice to the other party in the manner set forth hereinabove. Mortgagor shall forward to Mortgagee, without delay, any notices, letters or other communications delivered to the Subject Property or to Mortgagor naming Mortgagee, "Lender" or the "Construction Lender" or any similar designation as addressee, or which could reasonably be deemed to affect the construction of the Improvements or the ability of Mortgagor to perform its obligations to Mortgagee under the Note or the Loan Agreement.

Loan No. 1002835

7.11
LIMITATIONS ON RECOURSE. The limitations on personal liability of Mortgagor and of its directors, officers, partners and members contained in Section 13.27 of the Loan Agreement shall apply to this Mortgage.

7.12
FUTURE ADVANCES. This Mortgage secures not only present indebtedness but also future advances, whether such future advances are obligatory or are to be made at the option of Mortgagee or otherwise. The amount of indebtedness secured hereby may increase or decrease from time to time, and the rate or rates of interest payable may vary from time to time.

7.13	MAXIMUM AMOUNT SECURED. The maximum principal indebtedness secured by this Mortgage shall not exceed $372,000,000.

7.14	AMENDED AND RESTATED. This Mortgage completely amends, restates and replaces the Original Mortgage.

[Signatures Follow on Next Page]

IN WITNESS WHEREOF, Beneficiary and Trustor have executed this Modification as of the day and year set forth above.

“MORTGAGOR”
KBSRII NATIONAL CITY TOWER, LLC,
a Delaware limited liability company

By:	KBSII REIT ACQUISITION XVI, LLC,
a Delaware limited liability company,
its sole member

By:	KBS REIT PROPERTIES II, LLC,
a Delaware limited liability company,
its sole member

By:	KBS LIMITED PARTNERSHIP II,
a Delaware limited partnership,
its sole member

By:	KBS REAL ESTATE INVESTMENT TRUST II, INC.,
a Maryland corporation,
general partner

By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer

“MORTGAGEE”
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as administrative agent

By:	/s/ Bryan Stevens

Name:	Bryan Stevens

Its:	Senior Vice President

This instrument prepared by:

P. Reid Lemasters, Esq.
Frost Brown Todd LLC
201 East Fifth Street
2200 PNC Center
Cincinnati, Ohio 45202-4182

/s/ P. Reid Lemaster
P. Reid Lemasters

STATE OF California)
)ss
COUNTY OF Orange)

On January 20, 2011 before me, K. Godin, Notary Public, personally appeared Charles J. Schreiber, Jr., who proved to me on the basis of satisfactory evidence to be the person~~(s)~~ whose name~~(s)~~ is/~~are~~ subscribed to the within instrument and acknowledged to me that he/~~she/they~~ executed the same in his/~~her/their~~ authorized capacity~~(ies)~~, and that by his~~/her/their~~ signature~~(s)~~ on the instrument the person~~(s)~~, or the entity upon behalf of which the person~~(s)~~ acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal

/s/ K. Godin
Signature

Printed Name: /s/ K. Godin

(SEAL)

STATE OF California)
)ss
COUNTY OF Orange)

On January 18, 2011 before me, STACY R. NOVACK, NOTARY PUBLIC, personally appeared BRYAN STEVENS, who proved to me on the basis of satisfactory evidence to be the person~~(s)~~ whose name~~(s)~~ is/~~are~~ subscribed to the within instrument and acknowledged to me that he/~~she/they~~ executed the same in his/~~her/their~~ authorized capacity~~(ies)~~, and that by his~~/her/their~~ signature~~(s)~~ on the instrument ~~the person(s), or~~ the entity upon behalf of which the person~~(s)~~ acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal

/s/ Stacy R. Novack
Signature

My commission expires: 1/6/2013

STATE OF California)
)ss
COUNTY OF _____)

On __________________ before me, _________________________, personally appeared _____________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument. I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal

Signature ___________________________

My Commission expires _______________

Exhibit A
Loan No. 1002835

DESCRIPTION OF SUBJECT PROPERTY

Exhibit A to Amended and Restated Mortgage with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing executed by KBSII National City Tower, LLC, a Delaware limited liability company, as Mortgagor to Wells Fargo Bank, National Association, acting as Administrative Agent for certain lenders, as Mortgagee, dated as of January 27, 2011.

All the certain real property located in the County of Jefferson, Commonwealth of Kentucky, described as follows:

Parcel I (Fee Parcel):

Beginning at the Northeast corner of Fifth and Market Streets; thence along the Northerly line of Market
Street South 81 degrees 12 minutes 52 seconds East 105 feet; thence North 8 degrees 46 minutes 38 seconds East 161.03 feet; thence South 81 degrees 08 minutes 37 seconds East 11.05 feet; thence North 8 degrees 51 minutes 23 seconds East 44 feet; thence South 81 degrees 08 minutes 37 seconds East 93.95 feet to the center line of an alley closed in Action No. CR-143,089, Jefferson Circuit Court; thence Northwardly with the center line of said closed alley 216 feet to its intersection with the Southerly line of Main Street; thence along the Southerly line of Main Street North 81 degrees 08 minutes 37 seconds West 210 feet to the Southeast corner of Fifth and Main Streets; thence along the Easterly line of Fifth Street South 8 degrees 46 minutes 38 seconds West 421.16 feet to the beginning.

Tax ID: 03-014E-0261-0000

Parcel II (Fee Parcel):

BEGINNING in the Southerly line of Main Street at its intersection with the center line of an alley running between Market and Main Streets in the block bounded on the West by Fifth Street and on the East by
Fourth Street, said alley having been closed in Action No. CR-143,089, Jefferson Circuit Court; thence along the center line of said closed alley South 8 degrees 53 minutes 6 seconds West 235.41 feet, more or less, to its intersection with the Northerly line extended of the property conveyed to Greater Louisville First Federal Savings and Loan Association by deed of record in Deed Book 3745, Page 522 in the Office of the Clerk of Jefferson County, Kentucky; thence with the Northerly line of the property conveyed to Greater Louisville First Federal Savings and Loan Association, and same extended, South 81 degrees 12 minutes 22 seconds East 189.82 feet, more or less, to a point 20 feet West of Fourth Street; thence along a line 20 feet West of Fourth Street North 8 degrees 56 minutes 13 seconds East 235.20 feet, more or less, to the Southerly line of Main Street, thence with the Southerly line of Main Street North 81 degrees 08 minutes 37 seconds West 190.03 feet, more or less, to the beginning; together with the unlimited right of ingress and egress across any and all portions of the 20 foot wide tract of real estate lying between the Easternmost line of the above described tract and Fourth Street, which 20 foot tract is to be dedicated to public use as a part of Fourth Street.

Tax ID: 03-014E-0259-0000

Parcel III (Appurtenant Easement Parcel):
Easement for foundation and support as set forth in that certain Deed recorded February 26, 1971 in Deed Book 4405, Page 109 in the Office of the Clerk of Jefferson County, Kentucky.

Parcels I, II and III being the same property conveyed to TIC NCT FARE FAMILY TRUST LLC, a Delaware limited liability company, TIC NCT LYNCH LLC, a Delaware limited liability company, TIC NCT VAUGHAN LLC, a Delaware limited liability company, TIC NCT BIRCHER LLC, a

Delaware limited liability company, TIC NCT STAUFFER LLC, a Delaware limited liability company, TIC NCT HUBBARD TRUST LLC, a Delaware limited liability company, TIC NCT VINCENTI LLC, a Delaware limited liability company, TIC NCT B JONES LLC, a Delaware limited liability company, TIC NCT R JONES LLC, a Delaware limited liability company, TIC NCT HATAMIYA BROTHERS LLC, a Delaware limited liability company, TIC NCT DEY LLC, a Delaware limited liability company, TIC NCT RUTKOWSKI LLC, a Delaware limited liability company, TIC NCT KIHAPAI LLC, a Delaware limited liability company, TIC NCT READ LLC, a Delaware limited liability company, TIC NCT KIM LLC, a Delaware limited liability company, TIC NCT GOLOMB LLC, a Delaware limited liability company, TIC NCT RUNES LLC, a Delaware limited liability company, TIC NCT HOYLES LLC (aka TIC NCT #45, LLC according to Amended Certificate of Authority recorded in CB 666, Page 680), a Delaware limited liability company, TIC NCT DELAND LLC, a Delaware limited liability company, TIC NCT LAI LLC, a Delaware limited liability company, and TIC NCT GILL LLC, a Delaware limited liability company, by Deed dated August 30, 2005, of record in Deed Book 8688, Page 620, in the Office of the Clerk of Jefferson County, Kentucky; see also Lease Termination Memo and Affidavit of Merger of Title dated July 14, 2006, recorded in Deed Book 8962, Page 569, in the Office aforesaid.

Parcels I, II and III being the same property conveyed to TIC NCT VILLA SANGRIA LLC, a Delaware limited liability company, TIC NCT BERKOVICH LLC, a Delaware limited liability company, TIC NCT POSIK LLC, a Delaware limited liability company, TIC NCT HOWE LLC, a Delaware limited liability company, and TIC NCT WALSH LLC, a Delaware limited liability company, by Deed dated September 23, 2005, of record in Deed Book 8701, Page 833, in the Office of the Clerk of Jefferson County, Kentucky; see also Lease Termination Memo and Affidavit of Merger of Title dated July 14, 2006, recorded in Deed Book 8962, Page 569, in the Office aforesaid.

Parcels I, II and III being the same property conveyed to TIC NCT LYNCH LLC, a Delaware limited liability company, by Deed dated September 30, 2005, of record in Deed Book 8708, Page 271, in the Office of the Clerk of Jefferson County, Kentucky; see also Lease Termination Memo and Affidavit of Merger of Title dated July 14, 2006, recorded in Deed Book 8962, Page 569, in the Office aforesaid.

Parcels I, II and III being the same property conveyed to TIC NCT MATHWIG LLC, a Delaware limited liability company, and TIC NCT HANLY LLC, a Delaware limited liability company, by Deed dated November 15, 2005, of record in Deed Book 8736, Page 90, in the Office of the Clerk of Jefferson County, Kentucky; see also Lease Termination Memo and Affidavit of Merger of Title dated July 14, 2006, recorded in Deed Book 8962, Page 569, in the Office aforesaid.

Parcels I, II and III being the same property conveyed to TIC NCT GILBERT LLC, a Delaware limited liability company, by Deed dated January 1, 2006, of record in Deed Book 8759, Page 565, in the Office of the Clerk of Jefferson County, Kentucky; see also Lease Termination Memo and Affidavit of Merger of Title dated July 14, 2006, recorded in Deed Book 8962, Page 569, in the Office aforesaid.

Exhibit B
Loan No. 1002835

NAMES AND ADDRESSES OF LENDERS

Exhibit B to Amended and Restated Mortgage with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing executed by KBSII National City Tower, LLC, a Delaware limited liability company, as Mortgagor to Wells Fargo Bank, National Association, as Administrative Agent for certain lenders, as Mortgagee, dated as of January 27, 2011.

Name and Address	Amount of Note
Wells Fargo Bank, National Association 2030 Main Street, Suite 800 Irvine, California 92614 Attn: Bryan Stevens	$360,000,000*

* Note may increased up to a maximum principal amount of $372,000,000

Exhibit C
Loan No. 1002835

NON-BORROWER MORTGAGOR RIDER

Exhibit C to Amended and Restated Mortgage with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing executed by KBSII National City Tower, LLC, a Delaware limited liability company, as Mortgagor, to Wells Fargo Bank, National Association, as Administrative Agent for certain lenders, as Mortgagee, dated as of January 27, 2011.

To the extent the Mortgage secures a promissory note and other loan documents ("Loan Documents") made by a party or parties ("Borrower") not identical to the party or parties constituting Mortgagor, the party or parties constituting Mortgagor agree as follows:

1.
CONDITIONS TO EXERCISE OF RIGHTS. Mortgagor hereby waives any right it may now or hereafter have to require Mortgagee, as a condition to the exercise of any remedy or other right against Mortgagor hereunder or under any other document executed by Mortgagor in connection with any Secured Obligation: (a) to proceed against any Borrower or other person, or against any other collateral assigned to Mortgagee by Mortgagor or any Borrower or other person; (b) to pursue any other right or remedy in Mortgagee's power; (c) to give notice of the time, place or terms of any public or private sale of real or personal property collateral assigned to Mortgagee by any Borrower or other person (other than Mortgagor), or otherwise to comply with the UCC (as defined in the Mortgage) with respect to any such personal property collateral; or (d) to make or give (except as otherwise expressly provided in the Loan Documents) any presentment, demand, protest, notice of dishonor, notice of protest or other demand or notice of any kind in connection with any Secured Obligation or any collateral (other than the Subject Property) for any Secured Obligation.

2.
DEFENSES. Mortgagor hereby waives any defense it may now or hereafter have that relates to: (a) any disability or other defense of any Borrower or other person; (b) the cessation, from any cause other than full performance, of the obligations of Borrower or any other person; (c) the application of the proceeds of any Secured Obligation, by any Borrower or other person, for purposes other than the purposes represented to Mortgagor by any Borrower or otherwise intended or understood by Mortgagor or any Borrower; (d) any act or omission by Mortgagee which directly or indirectly results in or contributes to the release of any Borrower or other person or any collateral for any Secured Obligation; (e) the unenforceability or invalidity of any collateral assignment (other than this Mortgage) or guaranty with respect to any Secured Obligation, or the lack of perfection or continuing perfection or lack of priority of any lien (other than the lien hereof) which secures any Secured Obligation; (f) any failure of Mortgagee to marshal assets in favor of Mortgagor or any other person; (g) any modification of any Secured Obligation, including any renewal, extension, acceleration or increase in interest rate; (h) any and all rights and defenses arising out of an election of remedies by Mortgagee, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Mortgagor's rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise; (i) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety's or guarantor's obligation in proportion to the principal obligation; (j) any failure of Mortgagee to file or enforce a claim in any bankruptcy or other proceeding with respect to any person; (k) the election by Mortgagee, in any bankruptcy proceeding of any person, of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code; (l) any extension of credit or the grant of any lien under Section 364 of the United States Bankruptcy Code; (m) any use of cash collateral under Section 363 of the United States Bankruptcy Code; or (n) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any person. Mortgagor further waives any and all rights and defenses that Mortgagor may have because Borrower’s debt is secured by real property; this means, among other things, that: (1) Mortgagee may collect from Mortgagor without first foreclosing on any real or personal property collateral pledged by Borrower; (2) if Mortgagee forecloses on any real property collateral pledged by Borrower, then (A) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) Mortgagee may collect from Mortgagor even if Mortgagee, by foreclosing on the real property collateral, has destroyed any right Mortgagor may have to collect from Borrower. The foregoing sentence is an unconditional and irrevocable waiver of any rights and defenses Mortgagor may have because Borrower’s debt is secured by real property. These rights and defenses being waived by Mortgagor include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure. Without limiting the generality of the foregoing or any other provision hereof, Mortgagor further expressly waives to the extent permitted by law any and all rights and defenses, including without limitation any rights of subrogation, reimbursement, indemnification and contribution, which might otherwise be available to Mortgagor under California Civil Code Sections 2787 to 2855, inclusive, 2899 and 3433, or under California Code of Civil Procedure Sections 580a, 580b, 580d and 726, or any of such sections.

3.
SUBROGATION. Mortgagor hereby waives, until such time as all Secured Obligations are fully performed: (a) any right of subrogation against any Borrower that relates to any Secured Obligation; (b) any right to enforce any remedy Mortgagor may now or hereafter have against any Borrower that relates to any Secured Obligation; and (c) any right to participate in any collateral now or hereafter assigned to Mortgagee with respect to any Secured Obligation.

4.
BORROWER INFORMATION. Mortgagor warrants and agrees: (a) that Mortgagee would not make the Loan but for this Mortgage; (b) that Mortgagor has not relied, and will not rely, on any representations or warranties by Mortgagee to Mortgagor with respect to the credit worthiness of any Borrower or the prospects of repayment of any Secured Obligation from sources other than the Subject Property; (c) that Mortgagor has established and/or will establish adequate means of obtaining from each Borrower on a continuing basis financial and other information pertaining to the business operations, if any, and financial condition of each Borrower; (d) that Mortgagor assumes full responsibility for keeping informed with respect to each Borrower's business operations, if any, and financial condition; (e) that Mortgagee shall have no duty to disclose or report to Mortgagor any information now or hereafter known to Mortgagee with respect to any Borrower, including, without limitation, any information relating to any of Borrower's business operations or financial condition; and (f) that Mortgagor is familiar with the terms and conditions of the Loan Documents and consents to all provisions thereof.

5.
REINSTATEMENT OF LIEN. Mortgagee's rights hereunder shall be reinstated and revived, and the enforceability of this Mortgage shall continue, with respect to any amount at any time paid on account of any Secured Obligation which Mortgagee is thereafter required to restore or return in connection with a bankruptcy, insolvency, reorganization or similar proceeding with respect to any Borrower.

6.
SUBORDINATION. Until all of the Secured Obligations have been fully paid and performed: (a) Mortgagor hereby agrees that all existing and future indebtedness and other obligations of each Borrower to Mortgagor (collectively, the "Subordinated Debt") shall be and are hereby subordinated to all Secured Obligations which constitute obligations of the applicable Borrower, and the payment thereof is hereby deferred in right of payment to the prior payment and performance of all such Secured Obligations; (b) Mortgagor shall not collect or receive any cash or non-cash payments on any Subordinated Debt or transfer all or any portion of the Subordinated Debt; and (c) in the event that, notwithstanding the foregoing, any payment by, or distribution of assets of, any Borrower with respect to any Subordinated Debt is received by Mortgagor, such payment or distribution shall be held in trust and immediately paid over to Mortgagee, is hereby assigned to Mortgagee as security for the Secured Obligations, and shall be held by Mortgagee in an interest bearing account until all Secured Obligations have been fully paid and performed.

7.	LAWFULNESS AND REASONABLENESS. Mortgagor warrants that all of the waivers in this Mortgage are made with full knowledge of their significance, and of the fact that events giving rise to any defense or other benefit waived by Mortgagor may destroy or impair rights which Mortgagor would otherwise have against Mortgagee, Borrower and other persons, or against collateral. Mortgagor agrees that all such waivers are reasonable under the circumstances and further agrees that, if any such waiver is determined (by a court of competent jurisdiction) to be contrary to any law or public policy, the other waivers herein shall nonetheless remain in full force and effect.

8.
ENFORCEABILITY. Mortgagor hereby acknowledges that: (a) the obligations undertaken by Mortgagor in this Mortgage are complex in nature, and (b) numerous possible defenses to the enforceability of these obligations may presently exist and/or may arise hereafter, and (c) as part of Mortgagee's consideration for entering into this transaction, Mortgagee has specifically bargained for the waiver and relinquishment by Mortgagor of all such defenses, and (d) Mortgagor has had the opportunity to seek and receive legal advice from skilled legal counsel in the area of financial transactions of the type contemplated herein. Given all of the above, Mortgagor does hereby represent and confirm to Mortgagee that Mortgagor is fully informed regarding, and that Mortgagor does thoroughly understand: (i) the nature of all such possible defenses, and (ii) the circumstances under which such defenses may arise, and (iii) the benefits which such defenses might confer upon Mortgagor, and (iv) the legal consequences to Mortgagor of waiving such defenses. Mortgagor acknowledges that Mortgagor makes this Mortgage with the intent that this Mortgage and all of the informed waivers herein shall each and all be fully enforceable by Mortgagee, and that Mortgagee is induced to enter into this transaction in material reliance upon the presumed full enforceability thereof.

9.
WAIVER OF RIGHT TO TRIAL BY JURY. TO THE EXTENT PERMITTED BY THEN APPLICABLE LAW, EACH PARTY TO THIS MORTGAGE, AND BY ITS ACCEPTANCE HEREOF, MORTGAGEE, HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THE LOAN DOCUMENTS, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THE LOAN DOCUMENTS (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY AND MORTGAGEE HEREBY AGREES AND CONSENTS THAT ANY PARTY TO THIS MORTGAGE AND MORTGAGEE MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO AND MORTGAGEE TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.
INTEGRATION; INTERPRETATION. This Mortgage and the other Loan Documents contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein and supersede all prior negotiations or agreements, written or oral. This Mortgage and the other Loan Documents shall not be modified except by written instrument executed by all parties. Any reference to the Loan Documents includes any amendments, renewals or extensions now or hereafter approved by Mortgagee in writing.